UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

REZOLUTE, INC.
(Name of registrant in its charter)

Delaware	000-54495	27-3440894
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

1450 Infinite Drive
Louisville, CO 80027
 (Address of principal executive offices)

(303) 222-2128
 (Registrant's telephone number)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Bridge Financing

In Q4 calendar year 2017, Rezolute, Inc. ("Rezolute" the "Company" "we" "us" and "our") completed the last phase of our corporate development strategy to create a focused metabolic disease company with multiple indications. Specifically, on December 6, 2017, we in-licensed a fully human monoclonal antibody from XOMA LLC that is currently in Phase 2 clinical development targeting a treatment for an ultra-orphan pediatric indication, congenital hyperinsulinism (the "CHI Program").  We believe that the CHI Program is a compelling opportunity given that there is no approved therapy for this devastating childhood disease. In addition, in August 2017 we took the first step in our corporate development strategy by in-licensing an oral kallikrein inhibitor portfolio (the "PKI Portfolio") including a specific compound to address one of the pernicious complications related to diabetes, diabetic macular edema. We believe that the CHI Program and the PKI Portfolio complement our endogenous super long acting basal program, AB101, currently in Phase 1 clinical development. We further believe that the combination of these assets creates a potential highly valuable biopharmaceutical enterprise with a compelling investment thesis attractive to institutional investors.

We have met with a variety of the large and mid-size health care funds to unveil the Rezolute story as we seek to raise at least $25 million (the "Equity Financing") and to date, as the funds have begun doing diligence on our programs and prospects, we have experienced very favorable reception to our strategy and expanded pipeline. Nonetheless, we recognize that it will take time to complete the Equity Financing as we do not anticipate closing such a transaction until the end of Q1 calendar year 2018 or early Q2. Further, no assurance can be given that any such financing will be completed or will be timely completed on favorable terms. While we believe that our prospects are bright, we are currently significantly capital constrained and have elected to conduct a secured, convertible note financing to bridge the Company (the "Debt Financing") until the Equity Financing is complete. We are seeking to raise $3,000,000 or more in the Debt Financing and we conducted our first closing last week with a related party for aggregate gross proceeds of $500,000 pursuant to a Subscription Agreement (the "Subscription Agreement") and other Debt Financing transaction documents. We issued a secured convertible promissory note (the Note") along with a warrant (the "Warrant") to purchase shares of our common stock equal to one-half of the principal amount of the Note (250,000 shares).  The Company anticipates one or more additional closings of the Debt Financing on the same terms and conditions.

Notes

The Note bears interest at a rate of 12% per annum and is payable in a single cash payment on the earlier of January 31, 2019 or the date the Company raises $10 million on an Equity Financing (the "Maturity Date").   In the event we issue equity securities in a transaction or series of related transactions (the "Qualified Financing") resulting in aggregate gross proceeds to us of at least $20,000,000, the investor will have an option to convert the Note into the Qualified Financing at a 20% discount.  The Notes will be secured by a perfected security interest in the tangible assets of the Company.

Warrants

The Warrant permits the holder to purchase shares of our common stock at an exercise price of $1.00 (the "Exercise Price") per share (the "Warrant Shares") for a period of five years.  The Exercise Price and the number of Warrant Shares is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03

Item 3.02 Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.  The sale and issuance of the Notes and the Warrants and the issuance of shares of our common stock upon the exercise or conversion thereof  have been determined to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.  Such shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

DATE: February 5, 2018	By:	/s/ Morgan Fields
Morgan Fields Chief Accounting Officer